Exhibit 99.1

Horizon Lines Elects Former Secretary of Transportation Mineta to Board

Horizon Lines, Inc. (NYSE: HRZ) announced today that its Board of Directors has voted to elect former U.S. Secretary of Transportation Norman Y. Mineta to the Board effective January 1, 2007. Mr. Mineta fills a vacancy created by the resignation from the Horizon Lines Board of Admiral James Holloway (USN-Retired), which is effective December 31, 2006. Admiral Holloway has been an active contributor to our business planning and our fleet plans at Horizon Lines. We have been extremely fortunate to have had his insight and sage counsel since he joined the company’s Board in July, 2004.

Mr. Mineta, 75, is currently Vice Chairman of Hill & Knowlton, one of the world’s premier communications consultancies. His distinguished career includes 20 years in the U.S. House of Representatives representing the heart of California’s Silicon Valley, the chair of the National Civil Aviation Review Commission and cabinet service under the last two United States presidents. Mr. Mineta joined the administration of President George W. Bush in January 2001 and was the longest serving Secretary of Transportation in the history of that cabinet post. He also served as U.S. Secretary of Commerce under President Bill Clinton. Prior to joining the Clinton Administration, he was vice president of Lockheed Martin.

Chuck Raymond, Chairman and CEO of Horizon Lines, has worked closely with former Secretary Mineta, particularly from May 2001 through May 2004 during which period Mr. Raymond served as the inaugural Chair of the Marine Transportation System National Advisory Council. “Norm Mineta has a wealth of knowledge of our nation’s commercial opportunities as well as the strengths and opportunities in our national transportation system”, Mr. Raymond said. “He will be an invaluable source of energy and guidance as we look to the future.”

“I am pleased to be able to work with Chuck Raymond, my fellow Horizon Lines board members and management to help the company address the future,” Mr. Mineta said. “As Secretary of Transportation I was keenly aware of the progress Horizon Lines has made since it’s separation from CSX Corporation in 2003. In my view Horizon Lines is the best in its class and is capable of filling a number of the needs of our national transportation system.”

After graduating from the University of California at Berkeley, Secretary Mineta joined the Army in 1953, and served as an intelligence officer in Japan and Korea. He entered politics serving on San Jose’s City Council subsequently becoming the first Asian Pacific American mayor of a major U.S. City.

While in Congress, Mineta was the driving force behind passage of the Civil Liberties Act of 1988, which officially apologized for and redressed the internment of Japanese Americans during World War II. In 1995, George Washington University awarded the Martin Luther King, Jr. Commemorative Medal to Mineta for his contributions to the field of civil rights. In 2003, Secretary Mineta received the Panetta Institute’s Jefferson-Lincoln Award for his bipartisan leadership in addressing the nation’s challenges and was selected by the Council of Excellence in

Government to receive the Elliot L. Richardson Prize for Excellence and Integrity in Public Service. In December 2006, Mineta was awarded the Presidential Medal of Freedom by President Bush, one of the two highest civilian awards in the United States which is designed to recognize individuals who have made “an especially meritorious contribution to the security or national interests of the United States, world peace, cultural or other significant public or private endeavors.”

About Horizon Lines

Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, LLC and Horizon Services Group are wholly-owned subsidiaries of Horizon Lines, Inc., which trades on the New York Stock Exchange under the ticker symbol HRZ.

SOURCE: Horizon Lines, Inc.

CONTACT: Michael Avara of Horizon Lines, Inc. +1-704-973-7000, or mavara@horizonlines.com